Exhibit 3.1

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TRIBUNE PUBLISHING COMPANY

FIRST. The name of the Corporation is Tribune Publishing Company (the “Corporation”).

SECOND. The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, DE 19801. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law. The Corporation shall have all powers that may now or hereafter be lawful for a corporation to exercise under the Delaware General Corporation Law.

FOURTH. The total number of shares which the Corporation shall have the authority to issue is 1,000 shares of Common Stock, and the par value of each of such shares is $0.01. The powers, preferences and rights and the qualifications, limitations or restrictions thereof shall be determined by the Board of Directors of the Corporation.

FIFTH. The Board of Directors of the Corporation is expressly authorized and empowered to make, adopt, alter, amend and rescind the bylaws of the Corporation.

SIXTH. The management of business and the conduct of the affairs of the Corporation shall be vested in the Corporation’s Board of Directors, except for any matters requiring the approval of the stockholders pursuant to the terms of this Certificate of Incorporation or the Delaware General Corporation Law. The number of directors of the Corporation shall be fixed from time to time in the manner set forth in the bylaws of the Corporation. Election of directors need not be by written ballot except and to the extent provided in the bylaws of the Corporation.

SEVENTH. No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (b) for acts or omissions not in good faith or which involves intentional misconduct or a knowing violation of law; (c) under Section 174 of the Delaware General Corporation Law; or (d) for any transaction from which the director derived an improper personal benefit.

EIGHTH. In the event that any provision of this Certificate of Incorporation (including any provision within a single Article, paragraph or sentence) is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, the remaining provisions are severable and shall remain enforceable to the full extent permitted by law.